UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 31, 2015

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

294 Washington Street, Suite 510; Boston, Massachusetts		02108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 415-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2015, Cosi, Inc. (the “Company”) appointed Miguel Rossy-Donovan (47) as Chief Financial Officer. Mr. Rossy is expected to relocate to Boston, Massachusetts, and commence employment on May 11, 2015.

Pursuant to the terms of his at-will employment agreement dated March 26, 2015, Mr. Rossy will be paid an annual base salary of $265,000.  He will also be eligible to receive a performance bonus of 50% of his annual base salary based upon the attainment of mutually agreed upon performance goals.  Mr. Rossy will be entitled to the standard benefits available to the Company’s employees generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan, if participation in the 401(k) Savings plan is available to the Company’s highly-compensated employees.  Mr. Rossy’s employment is at-will and may be terminated by either party at any time for any reason.  Mr. Rossy has also agreed to observe the Company's standard confidentiality, non-competition and non-solicitation provisions.   Additionally, the Company will pay Mr. Rossy the gross amount of $55,000 for relocation expenses.  The relocation advance will be reported as income to Mr. Rossy, and Mr. Rossy has agreed to repay the full amount of the relocation advance if he fails to relocate or commence employment on the agreed upon start date of his employment.

In addition, as long-term incentive compensation, on the first day of his employment with the Company (“Date of Grant”), Mr. Rossy will be granted 200,000 shares of restricted stock, of which 50% of the shares will vest over time as set forth below (“Time Vested Shares”) and 50% of the shares will vest upon the Company’s achievement of specified price targets as set forth below (“Performance-Based Shares”), all of which were issued pursuant to the Company’s Amended and Restated 2005 Omnibus Long-Term Incentive Plan.  The shares are subject to the following vesting schedules:

(a) Performance-Based Shares.  The Performance-Based Shares will vest, provided Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through the respective vesting dates, as follows:

(i)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $3.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $5.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(b) Time Vested Shares.  The Time Vested Shares will vest as follows:

(i)  (25%) on the first anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date;

(ii)  (25%) on the second anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date;

(iii)  (25%) on the third anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date; and

(iv)  (25%) on the fourth anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date.

The at-will employment agreement between the Company and Mr. Rossy is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

Mr. Rossy will replace Richard Bagge, the Company’s Interim Chief Financial Officer.  As previously announced, Mr. Bagge will move into the role of Vice President of Development, with the appointment of Mr. Rossy as Chief Financial Officer.

Item 8.01   Other Events.

On March 31, 2015, the Company issued a press release announcing the appointment of Miguel Rossy-Donovan as Chief Financial of the Company.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 (d).    Exhibits.

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	At-Will Employment Agreement dated March 26, 2015, effective March 30, 2015, between Cosi, Inc., and Miguel Rossy-Donovan	E

99.1	Press Release, dated March 31, 2015	E

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cosi, Inc.

Date: April 6, 2015	/s/ Richard Bagge
Name: Richard Bagge
Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	At-Will Employment Agreement, dated March 26, 2015, effective March 30, 2015, between Cosi, Inc., and Miguel Rossy-Donovan	E

99.1	Press Release, dated March 31, 2015	E